Exhibit 99.1

Transcript of Call with Investors

SUNOPTA, INC.

Moderator: Jeremy Kendall

June 30, 2008

8:00 a.m. CT

Operator:  Good day everyone and welcome to the SunOpta shareholder conference call.  Today’s conference is being recorded.

At this time, I would like to turn the conference over to Jeremy Kendall.  Please go ahead.

Jeremy Kendall:  Good morning and thank you for joining me on this call.

I am Jeremy Kendall, Chairman of the Board of Directors of SunOpta, Inc.  Steve Bromley, President and Chief Executive Officer of SunOpta, Inc. joins me on this call.  Also on this call is Benjamin Chhiba, our Vice President, General Counsel and Secretary.

Before I begin, I would like to remind listeners that, except for historical information, the matters discussed during this conference call may include forward-looking statements, including statements relating to our 2007, 2008 and future operating results that may involve a number of risks and uncertainties that could cause actual results to different materially.  These risk factors are detailed in the Company’s filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.

As previously disclosed, as part of the Company’s year end close procedures within the SunOpta Fruit Group’s berry operations, management determined that inventories were overstated and thus required a write-down.

The Company’s Audit Committee voluntarily initiated an investigation into processes within the Company’s berry operations.  That investigation by the Audit Committee is substantially complete.

The Board is working on implementing the recommendations of the Audit Committee.  We believe that these recommendations will enhance corporate oversight, enhance the due diligence process for prospective acquisitions as well as the integration of completed acquisitions, strengthen our legal department and Internal Audit department functions, increase the number of independent directors to the board and improve inventory controls.  These recommendations also included certain personnel actions.

The Audit Committee has also recommended, and the Board has agreed, that given the substantial write-off in its berry operations it was appropriate to make some management changes, including at the senior management level.

Acting upon the recommendations of the Audit Committee and the Nominating and Corporate Governance Committee, as previously announced, the SunOpta board has adopted the following changes:

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Steven Bromley, President and Chief Executive Officer, will transition out of that role no later than the end of 2008.  In addition, Mr. Bromley will not stand for reelection to the board of directors at the annual shareholder meeting in 2009.

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John Dietrich, Vice President and Chief Financial Officer, will transition out of that role no later than the end of 2008.

Steve and John will be remaining with SunOpta and will continue to help manage its operations up until the end of the year, providing the Company with adequate time to find suitable replacements.

They are ably supported by a very strong management team including Tony Tavares, who has joined the Company as Vice President and Chief Operating Officer.  He comes to us from Maple Lodge Farms, an approximate $600 million company, where he was the President and CEO.

We have also previously announced the addition of Gerry Watts as President of the Berry Group’s operations.  He brings extensive industry and turnaround experience and he is already making headway turning the berry operation around.

I will be remaining as Chairman of the Company until next year’s annual shareholder’s meeting currently planned for May 2009, and will become more active in management, spending the majority of my time supporting and coordinating ongoing activities as we search for permanent successors to Steve and John.  Other senior finance employees will also be taking more substantial roles with respect to the day-to-day financial operations.

Robert Fetherstonhaugh will be assuming the role of Lead Independent Director.

We are working with our lenders to confirm our ongoing Banking relationships and expect to reach agreements shortly.  It’s important to emphasize that we are not seeking any additional funds from our lenders and with our strong cash flow we feel that we have sufficient resources to construct our new aseptic soymilk plant in Modesto, California and continue the construction of our new organic oil refining facility in Colorado.  We have suspended consideration of any significant acquisitions for the time being and are concentrating on further improving the results of each of the operating groups.

During the coming year we will report our operating results in total and will identify both professional fees and the results of the Berry operations so that the shareholders can understand the underlying strength of our businesses.

We have completed and reviewed the financial statements for the year ended December 31, 2007 and currently anticipate filing the Form 10-K and revised 2007 quarterly results, and similarly plan to report on the first quarter 2008 results, before the end of July.

We expect our year end results to be within the previously announced guidance.

In summary, I want to apologize, on behalf of the Board for SunOpta having to delay the filing of its year end reports and for having to restate our quarterly earnings for 2007.

We are fully committed to continuing our efforts to build a strong and vibrant company.

I will now take any questions that you may have, which go to our operations.

We will not be further commenting on this call on the events leading to the restatement or the Audit Committee’s investigation.  The events surrounding the restatement are the subject matter of litigation before the courts in Canada and the U.S. and therefore it is not appropriate that we comment further at this time.

So, I would like to – very much like to take questions with you.  We will try to answer these as honestly as we can and as straightforward as we can.  And we will be following this up with additional conference calls after we have filed our 10-K and our year end results.  And we’ll be having a second call after our first quarter results.  And so, we will keep you fully informed as we go forward from here.

And now, I’d be happy to try to answer your questions within the limit as I have stated.

Operator:  Thank you, Mr. Kendall.  If you would like to ask a question today, please press star one on your touch-tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, press star one to ask a question.  And we’ll pause to assemble the roster.

Our first question will come from Ed Aaron from RBC Capital Markets.

Ed Aaron:  Thanks.  Good morning, guys.

Jeremy Kendall:  Good morning.

Ed Aaron:  Couple questions for you.  So first you, Jeremy.  I was wondering if you could make some comments on everything that you’ve observed with the business, kind of in the aftermath of the stuff that happened and the berry fiasco.  So basically just, you know, what you’ve kind of seen in terms of how the operations have progressed, you know, since that time.

And then – and then, secondly, could, you know, your – the complexity of your operations have caused a number of pickups over time.  Do you see opportunities to maybe simplify the business by exiting certain areas that might have decent sales activity, but aren’t profitable enough to warrant the operational risk of being in those businesses?

Jeremy Kendall:  So, I guess, answering your second question first, I think that’s a process that we are constantly looking at, at companies and at operations in seeing whether their profit margins can be improved, or whether it’s time to, you know, to see whether that business doesn’t fit any longer with our business.  And that we will certainly continue to do.

I suspect now, that, you know, we may well take a look at our – at least one of our non core businesses and think about whether it’s time now to, you know, to dispose of that.  That’s not a decision that we have taken yet, officially, at the board.  But, I have to think at this point in time that it makes sense for this company to focus on its core business and move more towards, you know, what might be described as a pure play.

In terms of your first question, you know, I just – I’d like to just comment on some of the underlying companies.  You know, the grains and food group is off to a terrific start in 2008 after an extremely strong 2007.  I mean, record earnings and revenue.

The demand for organic grains and grain-based ingredients is strong as more and more natural and organic products are coming to market.  And you know, we’ve seen a continuation of strong growth in organic markets, even, where some food markets are in or under pressure.  So people clearly intend to, you know, to continue feeding their families with better food.

We are very well positioned in this regard.  Our demand for organic soy milk is continuing to grow.  We recently announced an expansion to our Alexandria packaging facility, which is expected to be completed in July.  As well as our intention to open a soy milk processing and filling facility in Modesto.  This is going to bring our total capacity to 250 to 300 million quarts of soy milk per year, by far the largest production of aseptic soy milk in North America.

The California facility will be commissioned in phases.  But when complete, will approximately double that capacity.  And it will move us also into other organic products such as aseptic organic soups, which is also very organic – aseptic organic soups are the fastest growing category in the soup market.  So, I think a very interesting addition for us.

We’ve also announced that we’ve entered into a joint venture in Colorado to expand our natural and organic oil refining capability.  And that project is expected to add, at minimum, an additional $10 million in revenue when fully commissioned in, basically the end of this year, early 2009.  Equipment is just starting to arrive on site as we speak.

This is very important, because organic oils are in short supply, are continuing to grow, and we can – we can position ourselves here as a major supplier of both – we’re talking here about sunflower oils, safflower oils, soy oils are all organic.  So, as you probably know, if you’re producing a product and you’re cooking it in organic products, if you’re cooking it, you’ve got to cook it in organic oils in order to have a – an organic certification.

So, very, very strong results in grains and food group and handling the increased pricing that’s been coming along in this market.  And I think in pretty good supply situation at this point in time.

The ingredients group is having a good year, and they’re working hard on a number of new applications outside of their normal market segments.  They’ve been making great progress in expanding applications into meats and into dairy products.  So, extending the nature of the meat products – things like sausages and wieners and so forth.

The recent flooding in Iowa has certainly had an impact on the business.  And we were forced to temporarily shut down Cedar Rapids fiber facility as well as our Louisville fiber facility.  Fortunately, our operations in Cedar Rapids didn’t sustain any direct damage.

The water came up literally to the edge of the plant.  In fact, one of our employee’s cars was swept (away) in the river from the parking lot.  But it did not actually enter the plant.  The – we do then, expect to return to production fairly soon there, as all utilities are now being restored in the industry – such things as steam and electricity and gas and so forth.

Our Louisville plant has been shut down, also, due to tight raw material supplies, as a result of one of the key suppliers from Cedar Rapids being shut down due to the flooding.  So rather than use other less effective raw materials, we’ve decided to temporarily shut that down for a period of time.  Fortunately, we’ve been able to meet all of our customer requirements from safety inventories, and we expect that operations will all be back online before our safety inventories are depleted.

Of course, we’re working with our insurance carriers to quantify costs that will be covered by our business interruptions policy.  And during this period of time, we have laid people off and they’re taking, you know, vacation, and/or simply laid off.  So we’ve been reducing our costs during this period, so.  I think in the end, this is not going to be a material adjustment unless we’ve determined the insurance costs.

On April 2nd, we announced that we had closed the previously announced acquisition of Tradin Organic Agriculture Amsterdam.  This acquisition really expands our global organic ingredients platform, sourcing platform, and positions us as one of the largest – perhaps the largest global player in the provision of organic ingredients, in the world.  We believe that control of supply is strategically important.  And Tradin brings a wide range of expertise in these – in this key area.

Today, we import from 47 different countries around the world.  And we sell to 49 countries.  So, you know, you can see, from both Tradin and from our U.S. operations, a total of 49 countries.  And this list is growing.  So, we have transition teams today working together to integrate the businesses and execute a wide range of synergies, including a leveraging supply capabilities, sale of products to new markets, further development of private label offerings in new markets, and so forth.  And we’ve just had a – an integration conference between Tradin and our global sourcing in the U.S. with about 20 people identifying a huge list of opportunities where we can bring in products that Tradin had, such as coffees, for example, and nuts and so on, into the North America, and where we can send products over there to be marketed.

So we’re very pleased with the progress to date.  We’ve had people over implementing, you know, our accounting systems and that’s going very well.  We’ve recently brought in a very senior vice president of finance for Tradin in Europe with wide experience in public companies.  So, we’re going very quickly in terms of integrating that whole operation.

On May 15th, we announced the appointment of Gerry Watts, as I said before, as the new President of the SunOpta Fruit Group Berry Operations.  He has about 25 years of fruit industry experience and extensive management operating experience with numerous fruit products.  In fact, he even has a degree in fruit technologies.  It’s very unusual.  He’s also a turn around – great turn around experience.  I mean, just come from a company in Hawaii which he turned around from a significant loss to a profit.  So, he’s made great progress already.  And he’s implemented and will continue to implement the changes that are required to restore profitability to the – to the berry group.

So, we have, and we’ll continue to implement internal process improvements that are designed to improve our handling of inventories.  And this should really assist us since we turned this business around.

Our distribution group, after a gain, a record year in 2007, is off to a great start in ’08, realizing great top and bottom line growth.  The group recently announced it has completed the expansion of its warehousing operations in Vancouver, consolidating three existing warehouses into a new 100,000 square foot facility, and bringing, you know, state-of-the-art picking systems (it’s all up), which substantially reduce errors and improve fill rates.  The group has also added an expansion of freezer capabilities in central Canada.  And the group continues to add new lines to its product line and including salba, which some of you may be aware of.  It’s an ancient grain with exceptional health qualities.  And we’ve had tremendous sales as a result of that.

Opta Minerals, a gain where we own 66.7 percent, is having a terrific year.  They recently announced their earnings for the first quarter, where their revenue is up 29.8 percent and their net earnings up 55.9 percent.  They are, of course, a public company, so I can give you those figures, because they are already out.  These are great results, given the tough economic climate in North America.  The group recently acquired European operations.  They’re doing exceptionally well.  And they recently lost a number of new products in North America, including a new nickel-based abrasive product, as well as Starlight, a specialty abrasive with specific processing characteristics.  So, I’m looking for a tremendous year in Opta Minerals.

SunOpta BioProcess continues to focus on developing and implementing its technology in the production of cellulosic ethanol.  The group continues to focus on projects in China.  It hopes to bring one of these to a close in this fiscal year relatively soon.  In addition, the group continues to work on expanding its technological base through the addition of new patents and is working on the feasibility phase of our joint venture to construct a 10 million gallon cellulosic ethanol plant in central Minnesota.

The new farm bill, which has been enacted in the U.S., provides further support for cellulosic ethanol and adds substantially to the subsidies for cellulosic ethanol while reducing in the subsidies to starts-based ethanol.  So clearly, the focus today is on cellulosic ethanol.  And as we have said before in previous conferences going back I would say a year and a half, we’ve had great concerns about food to fuel and really believe that the future land cellulosic ethanol.  And I think this is, indeed, turning out to be the case.

So, I did just put a few remarks together, as you may have determined, on operations.  And I wanted to add those to what we were saying today.

That answers your question as best I can?

Next question.

Operator:  Our next question will come from Chris Krueger from Northland Securities.

Chris Krueger:  Hi, good morning.

Jeremy Kendall:  Good morning, Chris.

Chris Krueger:  Hi.  You went over a lot of things there.  That helped a lot.  Going through what you’ve gone through the last six or seven months, and you know, we’re waiting for the restatements and we know that there’s the management changes that are occurring.

Can you comment on, if there are any issues outside of the fruit operations that led to the management recommendations?  Or anything there that you haven’t yet disclosed in the bi-weekly updates?  Or should we expect – essentially, should we expect that the other three food areas should look pretty close to what you’ve already reported last year?

Jeremy Kendall:  I think the answer is no to your first question.  And yes, you should expect them to be as previously reported.

Chris Krueger:  OK, so the three out of the four food groups all look essentially the same?

Jeremy Kendall:  Yes.

Chris Krueger:  OK.

Jeremy Kendall:  Let me be clear about one thing.  OK, in the fruit group – the fruit group is made up of a number of companies.  OK?  So, you know, this issue is essentially isolated to the berry operation.  So, the global sourcing operating had record results last year.

Hess Group Food Group had excellent results last year.  Pacific Food is performing well.  We certainly had some expenses in our fruit bar operation.  But let’s be clear – we’re building a state-of-the-art facility.  It’s a 100,000 square foot plant in Omak, Washington.  It’s unique in North America.  It’s two lines of highly robotic equipment.  You know, we’ve had to add staff of, I think – pardon?

Male:  Thirty to 130.

Jeremy Kendall:  You know, we’ve gone from 30 people to 150 people.  We certainly had start-up costs relating to this technology.  That, you would expect with a plant that is as complex, but as exciting as this particular facility.  Our sales are rising dramatically in that operation.  This production line gives this facility of producing huge volumes of bars, but between 200 and 250 million units per year.  It also allows us to make all sorts of different shapes, you know, such as you will see now that, already on the market shelves.

So, that plant is coming up to full production efficiency very quickly now.  And you know, I mean, it’s a really exciting addition to our company in a business that has, you know, good margins.  And I think, really fits well within our business concept.

So I just wanted to clarify that.  It’s the berry ops – not the rest of the fruit group - that had the issues.

Chris Krueger:  You know, in that fruit bar operation were – since you’ve got the new facility – you’re wrapping it up, I guess – are there – are there a couple of large customers?  You don’t have to name them, but is that part of the plan that are largely filling out that capacity?

Jeremy Kendall:  Yes, there are some large customers.  But there are a large number of customers, as well.  And you know, so – and those customers include major retail chains as well as major food manufacturers.

Chris Krueger:  At today’s prices, how much – like a revenue opportunity – do you think it adds to the business, if you can quantify that?

Jeremy Kendall:  I think we should be looking at something in the order of 30 million this year.  And I would guess we were looking at something like five last year.

No, 15.  Sorry.  Sorry, what am I talking about?

So, we’re looking at doubling our revenue this year.  Yes.

Chris Krueger:  OK.  I know in your stated comments earlier, you said you expect to be – you expected year-end results to be within the previously announced guidance.

Jeremy Kendall:  Correct.

Chris Krueger:  Are you talking about 2008?

Jeremy Kendall:  No, I’m talking about 2007.

Chris Krueger:  OK.  And I notice in the bi-weekly update, there’s no mention of the recent guidance for ‘08.  I was just wondering if that was intentional or …

Jeremy Kendall:  No.

Chris Krueger:  Or is it the same since you didn’t say anything?  Or what?

Jeremy Kendall:  No, we have no intention of changing things at this point.

Chris Krueger:  OK.  And last question – yes I think you mentioned that, briefly, a lot of – I get a lot of questions on just that the high rising commodity costs …

Jeremy Kendall:  Yes.

Chris Krueger:  I’ve got orders before Steve, but can you just go over a little bit about how you operate in the environment and how the hedging works, and the ability to pass on expenses, things like that?

Jeremy Kendall:  Well, Chris, you know, we do work and keep ourselves fairly well hedged on a year-to-year, you know, on a regular basis.  So, we don’t carry large open positions.  So, you know, we have the bulk of the product that’s coming in this year, hedged.

Issue comes in to next year when we have to go back out and re-contract.  And that’s when the major impact will be felt, of the increase in commodity costs, because much of our crop had already been contracted and priced and hedged this year, so …

Chris Krueger:  And that goes for when you contract with your customers as well as your suppliers, then?

Jeremy Kendall: Yes.  So the idea, of course, is that, as we’re contracting for next year’s – well, this year’s crop, that it will be, you know, what will be sold through next year, we have to price that through to our customers.

I think you know, I might just add, you know, one of the more difficult areas, you know, of course, goes back into the berry groups, you know, in terms of projecting forward.  There, you’re not able to really hedge.  So what you try to do is match up your contracts with your customers with, you know, with your costs that your going.  But, you know, sometimes, its, you know, customers, you know, change their minds and things go – do that.

One of the things that’s happening this year, which is kind of interesting, is that there is quite a shortfall in the crop of strawberries in California.  This is starting to have a positive effect on some pricing.  So this may, in fact, give us a bit of a boost in the second half of this year.  So, just as – want to add that comment.

Chris Krueger:  OK.  Thank you.  That’s all I’ve got.

Jeremy Kendall:  You’re welcome.  Thank you.

Operator:  And we’ll move on to Scott Van Winkle from Canaccord Adams.

Scott Van Winkle: Thanks.  First, your comments on negotiating with the banks on a debt agreement.  Is that something that was happened subsequent to the (Q and K) being filed?  Or do they have current information?

Jeremy Kendall:  No, they have and will have current information and any negotiations with – are essentially completed now.  We’re just waiting, now, for the banks to respond.  And that will all be done prior to the filings.  Everything will be in place.

Scott Van Winkle:  And after the – or in conjunction with the acquisition of Tradin organic, you had – you had reached agreement with those banks as well.  So, I assume, now, we’re just looking at waivers for you know, minimum (even) job requirements, things of that nature, given the results we’ve seen at the berry operations?

Jeremy Kendall:  Precisely.  Absolutely precisely.

Scott Van Winkle:  OK.  And going back to the distribution segment that you mentioned, had very strong results – how do you handle fuel?  Are there fuel surcharges being put in place to each customer?

Jeremy Kendall:  Yes, there are.  And we issue a catalog every quarter.  And prices are adjusted every quarter, as well.  But, yes, there are – there are fuel surcharges.

Scott Van Winkle:  OK.  And the oat fiber business, can you remind us how significant that business is in terms of revenue?  And then, what percentage of that comes out of the Cedar Rapids and Louisville facilities?

Jeremy Kendall:  Of oat fiber only?

So, of – Scott, we would do between 50 and 60 million pounds of fiber-based products a year.  And the price would be anywhere from 70 cents to $1.50.  So, you know, you could assume that it’s in the range of $50 million.

Cedar Rapids and Louisville would be about 55 to 60 percent.

Scott Van Winkle:  OK, so it’s barely half.  And do you do any other fibers at those facilities?  Are you doing soy fiber out of there?

Jeremy Kendall:  Do we do oat and soy?

Male:  Oat and soy.

Jeremy Kendall:  Out of Cedar Rapids, yes.

Scott Van Winkle:  Out of Cedar Rapids.

Jeremy Kendall:  And on the oat and the other two.  Yes.

Scott Van Winkle:  OK and its supply limitation is only on the oat side, I assume, with the Cedar Rapids connection.

Jeremy Kendall:  That’s right.  Yes.  And you know, Scott, essentially with Louisville, the largest supplier out of Cedar, you know, has been down for awhile.  And we have alternate supply sources, but just felt, given the economics of moving the alternate supply, that we would be better to just temporarily take the facility down, you know until we’re pretty comfortable that we have good safety inventories.  But, you know, not forever, and so we’re pleased, though, that we can get those facilities – it appears that we can get everything back up and running in (lots) time.

Scott Van Winkle:  And your competitor in the Cedar Rapids market, I assume, is in the same boat?

Jeremy Kendall:  I would think, on the supply side, yes.  I can’t – I can’t confirm that.

Scott Van Winkle:  OK and you mentioned, obviously, the senior executive changes coming forward.

What’s happened on the divisional level?  Obviously, we know there’s a new president in that position.  Has there been a lot of turnover in that area of operations since it began?

Jeremy Kendall:  Well, obviously, we talked about the new president of the berry groups, who is now in – been in place now for approximately a month and a half, six weeks.  And in addition to that, you know, we’ve – I’ve mentioned Tony Tavares, who’s also spending – you know and focusing a lot of energy.  You know, he’s spending a week a month, for example, at this point in time, with the management there.

We are looking also for a new CFO in that business and that’s – that search is currently underway.  Controller, excuse me.  Focused on cost.  I mean, I think we’re not looking for somebody to worry about financing the business.  We’re looking for somebody to really understand and keep tight, tight, tight control on the costs and understand what those are.

So that’s – those are the basic changes that are occurring.  And I think, other than that, people are in place.

Scott Van Winkle:  And I think I know this, that, I believe it was Wendy’s, recently announced a new smoothie in their stories.  Any business there for you?

Jeremy Kendall:  I don’t think – we are quoting some studies ((inaudible)).  No, no, I think there are other fast food chains that – where we are doing some business.  And then talking about, but that’s not one of them.

Scott Van Winkle:  Great.  Thank you very much.

Jeremy Kendall:  You’re welcome.

Operator:  Our next question today, comes from Bob Gibson from Octagon Capital.

Jeremy Kendall:  Hey, Bob.

Bob Gibson:  Morning.  How are you?

Jeremy Kendall:  I think I’m OK.

Bob Gibson:  Just want to clarify a couple of points from your statement.  You said you’ll be remaining as chairman until next year’s annual meeting?

Jeremy Kendall:  Yes.  Yes, I think that’s one of the recommendations, I think, in the end, is that the chairman should be an independent director.  And although I did retire back in January of 2007, I don’t actually become an independent director I think for three years, you know, under the rules of the exchange.  So, the thinking is that, you know, it would be a sensible thing to bring in an independent director.  It’s just to, you know, to be absolutely, you know, without question, I guess.  You know.  So I, you know, I guess, there’s always a possibility that that could change or I could extend that.  But at this point in time, that’s the intention.

Bob Gibson:  So, you will not be chairman.

Jeremy Kendall:  That’s the intention at this time.  I mean, life – as you know – life can change and if I can help, Bob, I am, you know, and I am back here working now, and I’m absolutely committed to this company process going forward in a really positive in an earnings way and continuing to grow.  We’ve had a nasty dip here, but we’re – we are largely behind this issue now.  I expect it to be completely behind us within the next month.  And we’re moving forward.  And you know, we’re all excited and we just think this is a wonderful company.  And we will be back on track.

Bob Gibson:  OK.  And just to confirm, you said you’re separating out the berry operations?  So you’ll have …

Jeremy Kendall:  What I want to be able to explain to you, each quarter, the results of the company.  And then I want to be able to separate out the operations – the results from the berry operations and in the one time costs that we’ve incurred, of course, in the first quarter, related to these investigations.  So I want you to be able to clearly see the underlying possibility of the operations in the company.  Because they are excellent and they’re strong and they’re growing and they’re doing well.  And I want you to understand that.  And I want you to have the confidence in the underlying business of the company.  And so, that’s why I am proposing to do that.

Bob Gibson:  Now will we get the comparables from last year?

Jeremy Kendall: Yes.

Bob Gibson:  OK.  And just out of curiosity, do you know who will be on the selection committee for getting a new CEO?

Jeremy Kendall:  Well, I’m recommending to the board, a three person committee with myself representative, what I call the outside directors, and a representative of the inside directors from the – from the management side.  And so, that’s a committee that’s being formed.  We are first, of course, defining exactly the jobs in the form of job description and the kind of person that we’re looking for.  We’ve begun to identify who we would actually use in terms of a search.  And that process is now actively underway and actually, officially, you know, expected to inform this committee within the next day or so.

Bob Gibson:  OK, and is there an order of preference as to who you hire first?  Or does it not matter?

Jeremy Kendall:  No.

Bob Gibson:  OK, great.  Thank you.

Jeremy Kendall:  Thanks, Bob.

Operator:  If you find that your question has been answered and you would like to remove yourself from the queue, please press star two.

Our next question will come from William Dittl from Gato Group.

William Dittl:  Hey, gentlemen.  Good morning.

Jeremy Kendall:  Good morning.

William Dittl:  Jeremy?  The, you know, some of the bioprocess presentations indicated that, you know, you guys really hit stride.  The economy’s a scale at, what, at like a 10 million gallon facility.  And you guys had mentioned that you had had some success with oat holds previously.  And then you – and then you guys had also indicated that you were working on a feasibility study Xylitol  Canada.

Ultimately, do you guys – are you guys, you know, really looking at potential revenue of a higher – of a higher rate on a Xylitol production from those holds?

Jeremy Kendall:  Yes, what we’re looking at, just for clarification for everyone, is that, from an oat fiber facility, you have a substantial amount of alkaloid that comes out that’s very high in the hemi cellulose fraction or C5 sugars.  And so the plan is to see whether, in fact, we can take that alkaloid, you know, And instead of, you know, putting it through a pond or putting it into, you know into the – into the sewer, we can recover the substantial portion of the C5 or hemi cellulose sugars, which are then converted into xylose and ultimately into xylitol.  And so, that’s a – that’s a project that’s underway, in which, a company called Xylitol of Canada is a participant.  And they’re funding that study for us, so we have a contract with them at this point in time.

So, this would obviously be great from the environmental point of view, in that it’s using a way stream.  It would also be a very cheap source of raw material, and a material that is high in the – in the product that we need.  The location of such a facility, you know, could be beside one of the oat fiber plants.  Or in fact, it could be in Minnesota beside the – beside this project that we have with (CMEC).  So, the (CMEC) project is scheduled to – is in the feasibility stage – study stage right now.  And that involves taking a fast growing aspen tree and processing that through the steam (explosive) technology to recover the C6’s which are the cellulose product, which is then turned into glucose and fermented to ethanol.  The idea, then, is that that – the stream of hemi cellulose or xylose from that plant could also go into the xylitol fraction.

So in other words, you would be using the (lignant) to power the plant, number one through a combustion process.  We’d be using the cellulose to convert to – into ethanol and the hemi cellulose going into xylitol.

So, those are the – we’re studying locations.  But the first order is to take the affluent streams, which we have here, in our labs.  We have projects going on at the University of Toronto in doing extensive testing of the – of the ingredients of that, and looking at what could be done with that – with that process, so.

Bob Gibson:  OK.  Yes, that’s – that really hits it on the head there.

And then, in terms of this – the sunflower crop this year, do you guys – you guys think you’re going to get through this pretty good?  I mean, we had a lot of rain, but you guys kind of tend to grow that a little bit west of the flooding.

Jeremy Kendall:  We did.  And we also grew a fairly significant amount of sunflowers this year in Texas.  And we’ve had good crops from that this year.  And that, of course, is a crop that comes out earlier in the year and is helping to fill back up our inventories here, so.  We had a terrific year in sunflowers last year, and I’m expecting that we’re going to do equally well this year, because prices are high for sunflowers around the world.  And you know, we’re a major exporter of sunflowers, our sunflower seeds.  And so I’m really very, very optimistic about the results in the sunflower business this year.

Bob Gibson:  OK.  And just to clarify on the CMEC contract.  Just so far, right now, you guys have had a pilot plant go out there and that’s the extent of the operation so far?

Jeremy Kendall:  Yes, that’s – that is correct.  That pilot plant’s been running now for approximately two years, I think.  And so now, that client is looking at the next order of expansion.  In addition to that, we’ve had very advanced discussions with a major you know, food company, ethanol company in China.  And I suspect that we’ll – well, we’re hoping to reach a final contract on that relatively soon.

Bob Gibson:  OK, great.  That’s all the questions I have.

Jeremy Kendall:  Thank you.

Operator:  And we’ll go next to Paul Folves, a private investor.

Paul Folves:  Yes, hello.

Jeremy Kendall:  Good morning.

Paul Folves:  The Whole Foods sales have been down.  Many newspaper articles in the New York Times, Wall Street Journal, speak about organic foods being impacted by the recession.  Wondering if you can comment on what you anticipate that to have any impact on your sales of organic syrups and so on?

Jeremy Kendall:  I think, as I said earlier, I mean, our indications are that the demand for organic products is, in fact, continuing to grow at the kind of rates that we’ve seen in the past, which, you know, are very strong.  Our business with Whole Foods is strong and we’ve – lots of new products that we have brought in there this year.

And we’re continuing to grow our product lines with Whole Foods.  So, we have a good relationship there And you know, so, while, you know,  I – what you are seeing, I think, in terms of Whole Foods, is that you’re probably seeing all the major food chains going heavier and heavier, more and more heavily into organic products.  And that is probably affecting the overall Whole Foods sales somewhat, you know.  And others are not going quite as fast as they used to.  But at the same time, the organic sales into the major retailers are growing very quickly and that certainly is also part, a strong part of our business, so.

Paul Folves:  So my concern is the future, not the past …

Jeremy Kendall:  Well, I’m talking about – I guess I’m talking about today.

Paul Folves:  Yes, I’m talking about the price since ((inaudible)) of organic food.

Jeremy Kendall:  Yes, I understand.  I understand exactly what you’re saying.

You know, the research, such as it is, you know, has generally said that, you know, when your – when you’ve made the choice to buy organic foods, you generally tend to – that’s one of the last expenditures that you start reducing, because we have to remember that, I guess, the general pattern is that, you know, when you have young children, you know, mothers, you know, want to feed their children the best possible food that they can.  And so, that’s how the adoption process begins.

You know, then, of course, the wife begins, and the mother begins to eat, also, organically.  And finally, the father is dragged in.  That seems to be the typical pattern that occurs in the process.  So, you know, I – it’s very much motivated, initially, by feeding, you know, and keeping your children healthy.

So, all I can say to you right now, sir, is that our business is not suffering from a decline in organic products.  It’s growing.

Paul Folves:  Thank you.

Jeremy Kendall:  You’re welcome.

Operator:  Our next question will come from Keith Howlett from Desjardins Securities.

Keith Howlett:  Yes, some questions on the fruit division executive line-up.  Is there currently a president of the fruit division?

Steve Bromley:  Well, there’s a president of the berry ops, who is Gerry Watts, who you’re familiar with.  There’s a President of the Global Trading Group, which is Joseph Stern.  And there is a president of the healthy fruit snack operations.  We have not put in a sort of president over all of those folks.  They’re all reporting directly to Tony Tavares, our COO.

Jeremy Kendall:  I think, you know, we’re – the plan in the future is to separate out, you know, the sourcing group, because, you are now looking at a group that’s doing something in the order of $200 million in revenue.  So, it really sort of warrants, I think, you know, a segmentation, there.  And I think that will be forthcoming.  And as Steve says, it’s run by a very passionate, competent guy who’s just set record revenues and profits for the past five years since we’ve owned it.

Keith Howlett:  And that’s Joseph Stern.  He’ll be in charge of integrating, (treat) and organic and …

Jeremy Kendall:  There is a whole committee, of course, a group of people that are involved in that, including the Tradin people and some people from corporate as well as from there.  But, and you know, there is a regular transition integration meeting that takes place on a weekly basis.  You know, I mean, our HR guy from BC was there last week.  You know, our IT guy was there the week before for two weeks.  And you know, our financial people there are regular there.  And we’re, you know, part of the process of selecting the new CFO there.

So no, it’s a very much an ongoing integration process.

Keith Howlett:  So, just to go backwards in time, in terms of the changes in the food group, the president has left and the – and the CFO controller of the food group has left.  Is that correct?

Jeremy Kendall:  Correct.

Keith Howlett:  And then, the head of the berry operations has left.  And replaced by Gerry Watts?  Or not?  Or …

Jeremy Kendall:  Well, Keith, essentially, Gerry Watts replaced the former president of the ((inaudible)) to fruit group.

Keith Howlett:  I see.  But he’s really focused just more or less on the berries op side of it.

Jeremy Kendall:  That’s right.

Keith Howlett:  OK, great.  Thanks.  And then, just in terms – you mentioned Mr. Fetherstonhaugh going to become the Lead Director.  Is – I take it that’s changed – who is currently – was – who was the lead?

Jeremy Kendall:  No we didn’t do it – not had a lead director before.

Keith Howlett:  I see.

Jeremy Kendall:  No, this is just a new – a new position and so.

Keith Howlett:  I see.  And then, just in terms of the executive search, is it – is it sort an internal and external search?  Or is it …

Jeremy Kendall:  It will be an external search, yes.

Keith Howlett:  An external search.

Jeremy Kendall:  Yes.

Keith Howlett:  Great.  Thanks very much.

Jeremy Kendall:  You’re welcome, Keith.

Operator:  Our next question comes from Sara Lester from Sidoti & Company.

Sarah Lester:  Good morning.

Jeremy Kendall:  Good morning.

Sarah Lester: I wanted to ask about the NASDAQ procedures and just explaining what you’re doing to satisfy their requirements.

Steve Bromley:  So Sara, on June 9th, I believe, was the last time we communicated with the panel on the current status of the – of efforts, internally.

We received further notification from them, which I believe was in our last press release.  We’re to report back on July 20th and have our financials current by the end of July.  And that’s where that currently sits.

Jeremy Kendall:  And that being year end and first quarter.

Steve Bromley:  Correct.

Jeremy Kendall:  The primary issue, I think, with NASDAQ, is getting the filings back on track.

Sarah Lester:  Right.  Have you gotten any indication from them that they’re, I guess, satisfied with what you’re doing?  I mean, what – have you gotten any kind of indication from them about how you’re doing?

Steve Bromley:  Nothing more than to be back to them by the 20th of July.

Sarah Lester:  OK.  And then my next question was, can you tell me when the audit committee’s investigation started?

Male:  We’re afraid we can’t comment on such matters at this time, Sarah.  We’re involved in litigation and anything surrounding the outcome of the investigation or the restatements is a matter that cannot be discussed at this time.

Operator:  Moving on, we have a question from Paul Lafleche from FM Global.

Paul Lafleche:  Yes, good morning.

Jeremy Kendall:  Good morning, Paul.

Paul Lafleche:  You’ve spoken qualitatively about businesses going very well, pretty much across the board, except in berries.  I believe you had previously put out an EPS guidance for ‘08, of 25 to 30 cents.  Can you speak about a number like that today?

Jeremy Kendall:  We’re not changing anything at this point in time, Paul.

Paul Lafleche:  OK.  Thank you very much.

Jeremy Kendall:  You’re welcome.

Operator:  We’ll go next to Ron Pollack, a private investor.

Ron Pollack:  Good morning.

Jeremy Kendall:  Good morning.

Ron Pollack:  Can you provide a timeline for the hiring of a new CEO.  And will you be looking for the new CEO to follow a blueprint that will be provided to him?  Or will you be looking for the new CEO to develop a blueprint for the company?

Jeremy Kendall:  I think we – I would expect that, you know, this is going to be a very thorough search.  And so, I expect that it will take several months.  And so I can’t actually be specific because, you know, it just depends.  But the process will begin immediately.  And you know, we will have very clear guidelines, I think, as to, you know, as to how we want the company operated.  And you know, so we’ll be addressing those issues with him.

Obviously, and the longer – over the long term, you know, hopefully, we’ll be developing, you know, his own ambition of where the business needs to go.  But, you know, the controls and operational procedures will be clearly defined.

Ron Pollack:  You said that further acquisitions are on hold so the company can concentrate on further improving results of …

Jeremy Kendall:  Right.

Ron Pollack:  … each operating group.  Can you provide some insight as to what steps you anticipate will be taken to improve margins?

Jeremy Kendall:  Steve, you want to talk about that?

Steve Bromley:  Sure.  You know, we’re working in each one of our groups, Ron.  Certainly, with Tony Tavares coming onboard, we have a renewed and reinvigorated approach.  We’re taking a look at every one of the business units – everything from simple cost reduction through product rationalization through product pricing.  It is a wide range of – wide range of activities.

Of course, right now, what’s key is, you know, all costs are going up and we’re really focused on taking as much cost out as we can at the same time, and properly pricing our customers.  We hate to pass through pricing all the time, but as commodity costs and natural gas and fuel, etcetera, goes up, you know, we’re having to price that through.

So, it’s a – it’s a wide ranging effort and quite specific by each one of the operating groups.

Ron Pollack:  You mentioned China’s potential new deal in bio mass in the foreseeable future.

Jeremy Kendall:  Right.

Ron Pollack:  Is this the same China deal that you’ve hinted at in previous conference calls?  Or is this something different?

Jeremy Kendall:  Probably it is the same one.  I mean, essentially, we’re at the point where we’ve negotiated the contract and there were – there was an environmental review required by the – by the customer, which they’re in the process of completing.  It’s just a government requirement and you know, this – they do not anticipate any issues with that.  But that doesn’t get done until basically towards the end of this month.

And of course, life in China today is very much affected by the Olympics and this – and what?

Male:  The earthquakes.

Jeremy Kendall:  And the earthquakes and so forth, but, you know, lots of decisions, you know, generally, are put on hold today.  You know, certain plants are being closed.  You know, that sort of thing.

I’ll give you a quite example.  We, you know, we source significant amounts of magnesium, which is – we used to blend with lime to create a product in the steel industry.  This is (guapta).  And all the plants that refine or grind up the magnesium are being closed for a period of time over the Olympics.  So, it’s been important for us to pre-source some of these raw materials in order to supply them to our customers in the U.S. and in Europe.

So, those are – those are things you’re dealing with on a regular basis and – but I’m pretty optimistic about this contract in China.  So, I hope to have some really good news soon.

Ron Pollack:  Can you provide some numbers or guidance on how the Tradin acquisition has and will impact SunOpta’s bottom line?

Jeremy Kendall:  You know, I can’t give you the numbers.  I will only make the comment that the company is performing above expectation and above budget.  And you know, so I’m – we’re really quite, quite pleased with the results so far.

And when we get to our quarterly call, and you know, I can actually give you some numbers for the first quarter, you know, we’ll try to be a lot more specific on all of the operations then.

Ron Pollack:  And one last question.  And I’m not – I’m not asking about the restatement, but at what point will we receive an actual explanation of what details are what went wrong in the berries operation?

Jeremy Kendall:  Yes, I just want to ask …

Male:  We can provide you with that information at the appropriate time, Ron.  At this point in time, however, we are hamstrung by the litigation.

Ron Pollack:  Thank you very much.

Male:  There will be a time when we can release that.

Jeremy Kendall:  I really, really hate being so, you know, unhelpful in this regard.  But, you know, it’s in all of our interests, shareholders in this company, that we don’t say something that gets taken out of context or, you know, it turns out to be, you know, some significant factor that turns out to be delayed or something, that, you know, where we could be criticized.  And so, you know, these lawsuits are being handled, you know, by our insurance company and by their lawyers.

And you know, we have substantial, you know, (DNO) insurance which to deal with these.  And they’re, all likelihood, in the U.S. to take a number of years before they maybe get finalized and settled.

But I don’t want to do anything that would prejudice that.  So, I really apologize for that, but that’s what I have been told to do.  Thanks.

Operator:  And once again if you find that your question has been answered and you would like to remove yourself from the queue, please press star two on your telephone.

We’ll go next to George Harvey, a private investor.

George Harvey:  Mr. Kendall, Good morning.

Male:  Good morning, sir.

George Harvey:  My question kind of deals with the issues that have occurred in the past.  The three steps forward and the two steps backward and in some cases, five steps backward, when you seem to be going ahead.  You’re running into these issues with the scare contamination with the berries.  Now the berry operation (itself worth).

Is there any – has there been any consideration given for implementing a senior management position that would report to the CEO or the board who would have full access and oversight to all of your operations so as to prevent a potential problem from ever really growing and impacting the company in the way that the recent situation has?

Jeremy Kendall:  It’s a very good question and I just want to tell you that we are and have just recently hired, again in place – be in place both the middle of July, a new vice president of risk management.  And that person will be also responsible for the team that deals with the (SOX) implementation.

He comes to us from a major corporation where he has been responsible for risk management.  And he will report independently to the audit committee so that there’s no question of any possible interference from management.  And he will deal with exactly the issues that you have talked about.  And he will actually have a dotted line to the – to the CEO.  But that role has been agreed and is in place as we ((inaudible)) did a – sorry – a formal search.

Jeremy Kendall:  Thank you.

George Harvey:  Mr. Kendall?

Jeremy Kendall:  Yes.

George Harvey:  There is one other question that I’d like to follow up with.  That is, are there any new procedures implemented across the agency regarding the prevention of contamination of your fresh produce from e-coli and things like that?

Jeremy Kendall:  We’re not talking here, of course, about our distribution operation where we do sell – we have just extensive procedures in place and we – we’re the largest, I guess, supplier of organic produce in the country.  And you know, it’s – there are strict procedures involved here.

George Harvey:  Well, I just read of that recent situation where you had the scare out in – with the berries last year.  And I was wondering if – how that came to new insight as to what you might do to contain or eliminate, to a large measure, a possible contamination.

Jeremy Kendall:  I think what you’re addressing is the potential problem that we had, again, at the berry operations, where we had the possibility of listeria.  And you know, just to recall that, you know, we had procedures in place.  And in that particular case, I think, procedures were not followed because the customers really pushing to get product.  And so, we shipped the product out before we had backed the testing that’s required on every product before it goes out.

The testing came back positive for listeria, so we immediately did a recall with the customers.  We then sent the product out for re-testing at a separate lab and unfortunately, it came back, or fortunately, as the case may be, it came back with no listeria.

So, there was no actual problem there.  It was a fall down in following their procedures involved and so …

Male:  I think, just to add a couple more points to that – subsequent to that, we now have a vice-president of technology innovation within the company, and under his direction, we have a corporate quality assurance resource who works and coordinates and you know, spends time with each one of the QC functions in each one of the businesses.  So, there’s certainly been a heightened focus on product quality and the processes and procedures to be followed in each one of those operating groups.

George Harvey:  That’s assuming that they are going to be followed.

Male:  You know …

Male:  One of the Q.A.’s roles is to go and make sure they’re being followed.

George Harvey:  I see.  Thanks.  Mr. Kendall, thank you very much.  It’s been good talking to you again.

Jeremy Kendall:  Thank you so much.  I appreciate your call.

George Harvey:  Bye.

Jeremy Kendall:  Bye.

Operator:  And our next question comes from James Gash, a private investor.

James Gash:  Yes, good morning, gentlemen.

Jeremy Kendall:  Good morning, sir.

James Gash:  I’m afraid I’m thoroughly disappointed to hear that we’re still not going to be talking about the elephant in the room, which is strawberries.

And this inability to speak of this elephant is very, very disappointing to me because I’m trying to decide – I’m looking at a chart here, of my investment of the share price of your company.  And I’m trying to make that decision of whether or not to stay in or get out.  And I feel like, that, this information is crucial.

Now, you just mentioned that it might be years in litigation.  What kind of timeline can you give us on any kind of dissemination of information on this?

Jeremy Kendall:  As we said earlier, I can’t give it.  I mean, we’re obviously not going to be years before we talk about the issues here, and get it finalized.  But I can’t give you that timeline at the moment.  And sir, I understand your position on your portfolio.  You know, I happen to own almost 500,000 shares and I know what it’s done to my portfolio.  And as I said, I retired a year and a half ago, and so, you know, this is – this is very important to me, that this company continue to survive, get past this issue and hopefully see a substantial recovery in the stock price.

So my sympathy is with you entirely, and I can only say that it certainly affects me in exactly the same way.

James Gash:  Well, I guess that the overriding question, to me, is how one segment of one division can bring the whole company down in this manner.

Male:  Yes.

James Gash:  And how such a thing could transpire and apparently just surface as a surprise.

Jeremy Kendall:  Yes.

James Gash:  And there are many questions that are attendant to that.

Jeremy Kendall:  Yes.

James Gash:  And the sooner we can get some answer, I would consider the better.

Jeremy Kendall:  Sir, we will respond to you as – I assure you – as quickly as we can.  I don’t want you being held in the dark in the slightest.  So, we will be back to you.

James Gash:  Thank you.

Jeremy Kendall:  Thank you very much.

Operator:  Moving on, we have a question from Andrew Wolf from BB&T.

Andrew Wolf:  Good morning.  I have two questions, actually, but they’re more of a big picture questions, kind of looking towards the future of the business.

I was (send) of a pretty good view on organic acreage and those kinds of issues on the supply side And my question is really around, you know, you’re talking about the demand of this business, it’s, which I think is unquestioned.  And you know, going forward, that’s my opinion.

But, you know, I see this record prices for conventional crops and corn, here, about acreage going into conventional corn, away from, perhaps conventional soybeans in the United States and maybe going down to other hemispheres for soybeans and so on.  But – and you know, that makes me think there’s probably less economic incentive just from a purely economic view, for a farmer to convert to organic acreage.

So, what’s your view, you know, of the current pricing for conventional crops and what kind of long term impact that could have for organic acreage?

Jeremy Kendall:  Well, first off, I just need to let you know that we’re primarily in organic soybeans, to pick a number.  We’re the largest buyer of organic soybeans in North America.

It is very unlikely that you will see organic farmers – people who have gone through that three year process of converting – turn around and start growing, you know, genetically modified products, and lose their designation.

Organic soybeans do get a significant premium over traditional soybeans.  And so, I don’t expect that we will see any loss of acreage.  In fact, we’re seeing a continuation.  There are people, of course, have been going through this process already, for the past three years, and are, you know, sort of partly there already.  So we’re going to see that carry over continuing.

I think there’s no question that, you know, these prices are a bonanza for the farming community and indeed, although they, of course, have extensive costs as well, with energy.  But, you know, it’s been a long time and certainly, in Canada, you know, that the farming industry has really had an opportunity to recover itself.  And so, we’re certainly seeing that, I think, this year.

I – in terms of pricing, you know, this is only a guess at this point in time, but my view is that the demand for you know, corn to ethanol, has certainly peaked.  We’re beginning to see evidence – I’ve – I think I’ve seen something like 16 starts to ethanol plants that have run into bankruptcy.  And a large number of other ones that are in financial problems.  So, I think we’re going to see a peaking of that, and certainly, all over the world, we’ve had a massive response to the food to ethanol thing.

So if I had to suggest to you, I mean, we did have a bit of a spike recently in the prices around the floods in Iowa, which is a, you know, a big corn-growing area.  But I would suggest to you that we’re peaking.  And I think that would be our position on that.

On the supply side, you know, we’ve had to certainly expand our acreage into different areas for sunflowers, for example, as more corn was grown.  But we’ve been able to do that.  And I think we’re going to be just fine for the coming year.

We’re able to pass on those price increases, obviously, as I think, as Steve said.  We hedge everything.  And I guess in all the years that I’ve been involved in this business, I can’t think of, you know, virtually every year, we have actually made money on our – on the grain side, just on, you know.  So, I’m not too concerned from that point of view.

So, I don’t know.  My guess is that things are peaking.  And in terms of pricing, and that the supply situation will begin to adjust over the next little while.

George Harvey:  Thank you.  And my other question is on the recently passed U.S. Farm Bill.  I think there’s a lot more money in there for organic – for the organic industry.  And also I think there’s some money for cellulosic ethanol.

Could you speak to those or any other parts of the farm bill that you think might affect SunOpta?

Steve Bromley:  So, you know, the farm bill provides greater incentives for organic growers and, you know, provides some transition support, which we think is very, very important.

On the cellulosic ethanol side, there are a number of key factors.  There was $1.01 per gallon credit that was made available for cellulosic ethanol.  And that used to be a credit of 51 cents available for corn ethanol.  And that’s been reduced to …

Jeremy Kendall:  To 49 cents.

Steve Bromley:  I believe 46.

Jeremy Kendall:  It’s 49.

Steve Bromley:  It’s 49?  OK, so it went down.

As well, there’s a subsidy that’s been put in place for farmers or growers of whatever nature, of $45 a ton, if they will deliver bio mass to cellulosic ethanol facilities.  So, we really think that the farm bill helps our business in many ways.

George Harvey:  Thank you.

Jeremy Kendall:  You’re welcome.

Operator:  And moving on, we have a question from Morris Betesh from Rubin Enterprise.

Morris Betesh:  Good morning, gentlemen.

Jeremy Kendall:  Good morning.

Morris Betesh:  Jeremy, you mentioned earlier that, in the future, you had planned to possibly spin off other businesses and become more of a pure play.  I was wondering if you were possibly focusing on doing that with the SunOpta bio process unit.

Jeremy Kendall:  I think very unlikely at this stage, because, you know, SunOpta bio process is still very small.  It’s got a – of course, it’s a separate company today.  It’s got – it raised approximately $28.5 million net in its financing.  Today it has 26 – 25.5, 26 million in the bank.  In other words, it’s preserved its capital.  And you know, with its – just with its initial – with its contracts today, plus, you know consolidating contracts and so forth.  Once I’ve talked about plus its interest income, you know, it goes a very large way into covering their costs.  And so, you know, we’re not looking at a massive drain of capital there.

But I think to realize the value of the bio process thing, we need to build, you know, certainly, to build the first 10 million.  It will be the first commercial scale cellulosic ethanol plant in the world.  And that’s, by definition, is 10 million gallons.  That’s when it becomes defined as commercial.  And so, you know, we’ve got other possibilities, by the way, for other projects that we’re working on.  But one that we’re obviously have announced as the partnership with CMEC.  CMEC being a corn to ethanol plant producing …

Male:  To 22 million.

Jeremy Kendall:  To 22 million gallons of ethanol today, and owning part of a – of a distribution system for ethanol in Minnesota.  The concept there, of course, is they already have a co-generation facility where they’re bringing in aspen for – to burn to produce power.  And so the concept is simply to increase the amount of aspen coming in and be able to do both things – both cellulosic ethanol and additional combustion for power.

The beauty of it is that you – the facility, you know, by burning, you know, kind of, as the potential being completely off the grid from an energy point of view, which – and energy costs, as you know, are biting significantly along with the price of corn, into the results of the starts to ethanol plants.

Morris Betesh:  OK, and in regards to the 10 million gallon plant, when do you expect to see that sort of output online?  Any …

Jeremy Kendall:  I would say – it’s going to various stages of, you know, a pre-visibility study in which we’ve got some grants and full feasibility studies.  And then – and then, which, of course, include design engineering and so forth.  We’re wouldn’t be looking at that plant being up and running until 2010.

Morris Betesh:  OK.  Thank you very much.

Jeremy Kendall:  You’re welcome.

Operator:  Our next question is a follow-up from Ed Aaron from RBC Capital Markets.

Ed Aaron:  Thanks.  Just one quick follow-up.  I don’t know if you’re willing to comment on this or not.  But, as far as the management decisions that were made, was there any consideration to how this whole issue was dealt with in the aftermath?

Jeremy Kendall:  I’m not sure I understand your question, but I think I’d prefer not to answer that, if you – if you don’t mind.  You know, I – it’s, you know, I think not, at this point in time, Ed.

Operator:  We’ll move on to another follow-up from Scott Van Winkle from Canaccord Adams.

Scott Van Winkle:  Hi.  Quickly, you’re talking about the potential of spinning off one of the businesses in non core.  What percentage of Opta Minerals do you own today?

Jeremy Kendall:  Sixty-six point seven.

Scott Van Winkle: Is that 66?

Jeremy Kendall:  Sixty-six point seven percent, yes.

Scott Van Winkle:  Great.  And then a follow-up to the earlier questions about, you know, the timing of the search.

You know, I know Mr. Tavares, for example, I believe he was on the board at one point.  Is there any – I mean (at the) really weak end of this, but is there any candidate out there that, you know, all of a sudden pops to mind to maybe have a …

Jeremy Kendall:  Yes.  You know, there is.  And I mean, I’m not going to mention it, but I think probably, everybody might have, you know, a couple of ideas.  And that’s part of the process for the search committee to identify those people.

Just to be clear, Tony Tavares was not on the board of SunOpta.  He was on the board of Opta – Opta Minerals.  And so, there is a – the reason that, you know, I mean, we’ve worked with him for a period of probably three years on that board.  And we got to know him very well, and really, you know, respected his thinking and the person, himself.

And I think he likely, in – he also felt very comfortable, you know, with, you know, when Steve and I were on the board.  And so when it came a point where he felt that he had done what he wanted to do, you know, which was to turn Maple Lodge from a loss to a significant profit.  And he just felt he was looking for a new challenge.  And he sort of fitted our timing.  And so he was pleased to join us.

And he’s just – he’s just digging in like a trooper.  I mean, you just – I’m just really, really pleased and excited about the way he’s coming along.

Scott Van Winkle:  Good.  So any interim between now and year-end and then, you know, I had a chance to talk to Steve.  And certainly, he sounds very committed as he continues his tenure.  But I – how much involvement on a day-to-day basis, is the corporate group in Canada involved in the day-to-day operations of each of the major divisions?  I know you have some, you know, obviously, good leadership in all those divisions.  But I’m wondering what changes, if anything, on kind of a day-to-day operations over the next six months.

Jeremy Kendall:  Well, I think that the major addition change would be the addition of Tony Tavares.  I mean, our people here are involved with those divisions, you know, all day, everyday, because that’s what our business is about.  But Tony Tavares is a hands-on hard-driving, you know, guy with significant management strengths.  And he is – he is out there, I mean, he just is out there every single week.

This week, for example, he’ll be in California and in Argentina working with suppliers down there.  So he’s going – I should say he’s going with our guy from California to Argentina.

So, he – and he spent last week – I mean, he’s just – he’s involved in a major way.

Scott Van Winkle:  Yes.  Right.  Thank you.

Jeremy Kendall:  You’re welcome.

Operator:  Next, we’ll take a question from Alice Fricke from Creighton Capital.

Alice Fricke:  Hello.

Jeremy Kendall:  Good morning, Alice.

Alice Fricke:  Hi.  You know, I came into the story a little late.  And I wonder if you could just tell me a little bit about the history of the berry division.  How long (Loffin) had owned it.  Was it an acquisition?  Or was it a division that you had built up organically?

Jeremy Kendall:  It was an acquisition.  And I think, at the – in 2005, and it had, you know, very good results in 2005 and 2006.  It grew from – at the time we acquired it, it was doing approximately $55 million.  And now it’s up to about $80 million.  Something in that order.

Alice Fricke:  OK.  And just on another topic – with regard to NASDAQ, how confident are you that you’ll be able to file with them by the end of the month?

Jeremy Kendall:  We – I’ve said in my earlier remarks that we will be filing, or expect – we absolutely expect to be filing within the time frames that we’ve talked about.  And you know, so, I’m confident that we’ll meet our deadlines.

Alice Fricke:  OK.  All right.  Thank you.

Jeremy Kendall:  Thank you very much.

Operator:  And we’ll take another follow-up from Keith Howlett from Desjardins Securities.

Keith Howlett:  Yes, I just had a question about the Sarbanes Oxley procedures, how they work in practice.  Do they – are they sort of updated or audited by your third party accountant each year? Or how does that process work.

Jeremy Kendall:  Go ahead, Steve.

Steve Bromley:  Well, we obviously have an internal audit group, Keith, that do the work with each of our operating groups.  And those are – all that work is reviewed regularly and at yearend with our external auditors.  And then – and then it’s an ongoing process.

Keith Howlett:  So it’s sort of maintained as it were, or year-to-year.

Steve Bromley:  That’s correct.

Keith Howlett:  Thanks.

Jeremy Kendall:  You’re welcome.

Operator:  And one final reminder, it is star one if you have a question today.

Jeremy Kendall:  Thank you very much, everybody, for listening in today.  And let me assure you, we’ll be reporting to you on a very regular basis and try to keep you as informed as we can, as this company moves forward, I think, and gets past this issue.

Thank you.

Operator:  And that does conclude our conference call today.  Thank you for all for your participation.

END